Exhibit 5

Lock-Up Agreement

December 7, 2012

Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Re:	Carrols Restaurant Group, Inc. (the “Company”) - Restriction on Stock Sales

Dear Sirs:

This letter is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by the Company, as issuer, the selling stockholders identified therein (the “Selling Stockholders”), and Raymond James & Associates, Inc. (the “Underwriter”). Upon the terms and subject to the conditions of the Underwriting Agreement, the Underwriter intends to effect a public offering of Common Stock, par value $0.01 per share, of the Company (the “Shares”), as described in and contemplated by the registration statement of the Company on Form S-3, File No. 333-184919 (the “Registration Statement”), as filed with the Securities and Exchange Commission on November 13, 2012 (the “Offering”).

The undersigned recognizes that it is in the best financial interests of the undersigned, as an officer or director, or an owner of stock, options, warrants or other securities of the Company (the “Company Securities”), that the Company complete the proposed Offering.

The undersigned further recognizes that the Company Securities held by the undersigned are, or may be, subject to certain restrictions on transferability, including those imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this letter agreement to further assure the Underwriter that the Company Securities of the undersigned, now held or hereafter acquired, will not enter the public market at a time that might impair the underwriting effort.

Therefore, as an inducement to the Underwriter to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that the undersigned will not (i) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Company Securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof (collectively, the “Lock-Up Shares”), for a period commencing on the date hereof and ending 90 days after the date of the Company's Prospectus Supplement first filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), inclusive (the “Lock-Up Period”), without the prior written consent of Raymond James & Associates, Inc. or (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may have hereafter to require the Company to register under the Act the undersigned's sale, transfer or other disposition of any of the Lock-Up Shares or other securities of the Company held by the undersigned, or to otherwise participate as a selling securityholder in any manner in any registration effected by the Company under the Act, including under the Registration Statement, during the Lock-Up Period, notwithstanding the foregoing, if (x) during the last 17 days of the Lock-Up Period, the Company issues a release concerning earnings or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the Lock-Up Period, the Company announces it will release earnings results during the 16 day period beginning on the last day of the Lock-Up Period; the restrictions imposed in this letter agreement shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

Notwithstanding the agreement not to make any Disposition during the Lock-Up Period, you have agreed that the foregoing restrictions shall not apply to (A) transactions relating to shares of Common Stock or other securities acquired in the open market after the completion of the Offering, (B) the sales of Shares pursuant to the Underwriting Agreement, (C) bona fide gifts, (D) dispositions to any trust for the direct or indirect benefit of the undersigned and/or a member of the immediate family of the undersigned other than any disposition for value, (E) the transfer or intestate succession to the legal representatives or a member of the immediate family of the undersigned, (F) the sale pursuant to any existing contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a “Plan”), (G) the establishment of any Plan provided that no sales of Common Stock or securities convertible into, or exchangeable or exercisable for Common Stock, shall be made pursuant to a Plan prior to the expiration of the 90-day period if such Plan was established after the date hereof, (H) dispositions from any grantor retained annuity trust established for the direct benefit of the undersigned and/or a member of the immediate family of the undersigned pursuant to the terms of such trust as in effect on the date hereof, (I) the distribution to any partnership, corporation or limited liability company controlled by the undersigned or by a member of the immediate family of the undersigned, (J) the disposition pursuant to a pledge in effect on the date hereof of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock as security for a margin account pursuant to the terms of such account, and (K) the exercise pursuant to the Company's stock option plans in effect on the date hereof effected by means of net share settlement or by the delivery or sale of shares of Common Stock held by the undersigned; provided that, in the case of any gift, disposition, transfer or distribution pursuant to clause (C), (D), (G), (H) or (I), each donee, transferee or distributee shall execute and deliver to Raymond James & Associates, Inc. a lock-up letter in the form of this paragraph; and provided further, that, in the case of any gift, disposition, Plan or distribution pursuant to clause (C), (F), (G), (H) or (I), no filing by any party under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such gift, disposition, Plan or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). For purposes of this paragraph, “immediate family” shall mean the undersigned and any relationship by blood, marriage or adoption, not more remote than first cousin.

It is understood that if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, then this letter agreement shall automatically, and without any action on the part of any other party, be terminated and of no further force and effect and the undersigned shall automatically be released from the obligations under this letter agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Shares if such transfer would constitute a violation or breach of this letter. This letter shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Underwriting Agreement.

Very truly yours,

JCP PARTNERS IV LLC

By:	Jefferies Capital Partners LLC, its Manager

By:	/s/ James L. Luikart
Name: James L. Luikart
Title: Managing Member